Exhibit 99.1
NEWS RELEASE for May 8, 2007
BIOLASE REPORTS FIRST QUARTER 2007 RESULTS
IRVINE, CA (May 8, 2007) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, today reported operating results for its first quarter ended March 31, 2007. These results are in line with the preliminary results that were announced on April 11.
Net revenue for the quarter ended March 31, 2007 was $15.1 million compared with $16.9 million for the first quarter of 2006. Net domestic revenue for the first quarter of 2007 was $8.7 million as compared with $10.4 million in the 2006 first quarter. Net international revenue in the first quarters of 2007 and 2006 was $6.4 million and $6.5 million, respectively.
Gross profit for the first quarter of 2007 improved to 54 percent of net revenue as compared with 52 percent of net revenue in the same period of 2006. Operating expenses in the 2007 first quarter declined by nine percent, or $1.0 million, to $10.0 million from $11.0 million in the first quarter of 2006. Net loss for the quarter ended March 31, 2007 narrowed to $1.7 million, or $0.07 per diluted share, compared with a net loss of $2.3 million, or $0.10 per diluted share, for the first quarter of 2006.
President and CEO Jeffrey W. Jones commented, “During the quarter, we continued to make progress in key operational areas, especially in our ongoing cost containment programs, which we expect will yield significant benefits as revenue trends improve in the coming periods. Despite lower revenues from products and services, the gross margin as a percentage of sales was only 0.7 percent lower in the first quarter this year compared with the same quarter of 2006. Additionally, our efforts resulted in a nine percent operating expense reduction in this year’s first quarter as compared to last year’s. We believe our current infrastructure and cost structure position us well for bottom-line improvement in 2007.”
Jones continued, “We have been highly engaged with the management of Sullivan-Schein Dental with the shared goal of benefiting from our experience in the first quarter. As a result, we are refining the allocation of our sales representatives’ time between selling and relationship-building activities with the Schein sales representatives in the field, and we have kicked off programs we believe will have a positive impact on sales. We’re getting an excellent start in our first full quarter of selling the new ezlase™ 940 soft-tissue diode dental laser system. And, we are already launching new accessories and disposables to expand what a dentist can do with the Waterlase MD™ and increase its efficiency and speed. Currently, we are launching our single patient use disposable ZipTips™ and our new Waterlase MD Gold™ handpiece. This is just the beginning of exciting new initiatives we believe will contribute to significant revenue growth, with increased consumables sales, in 2007.”

Conference Call
As previously announced, the Company will host a conference call today at 9:00 a.m. Eastern Time to discuss its operating results for the first quarter ended March 31, 2007 and to answer questions.
To listen to the conference call live via the internet, visit the Investors section of the BIOLASE website at www.biolase.com. Please go to the website 15 minutes prior to the call to register, download and install the necessary audio software. A replay will be available on BIOLASE’s website.
To listen to the conference call live via telephone, please dial (800) 632-4307 from the U.S. or, for international callers, please dial (973) 935-8761, approximately 10 minutes before the start time. A telephone replay will be available for two days by dialing (877) 519-4471 from the U.S., or (973) 341-3080 for international callers, and entering passcode number 8745491.
About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology and other medical and consumer markets.
This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.
For further information, please contact: Jeffrey W. Jones, President & CEO; Richard L. Harrison, Executive Vice President and CFO of BIOLASE Technology, Inc., +1-949-361-1200; or Jill Bertotti, of Allen & Caron, +1-949-474-4300.
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BIOLASE TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Products and services revenue	$14,100	$16,784
License fees and royalty revenue	960	96

Net revenue	15,060	16,880
Cost of revenue	6,923	8,116

Gross profit	8,137	8,764

Other income, net	—	16

Operating expenses:
Sales and marketing	6,393	6,080
General and administrative	2,377	3,289
Engineering and development	1,210	1,198
Patent infringement legal settlement	—	432

Total operating expenses	9,980	10,999

Loss from operations	(1,843)	(2,219)
Non-operating income, net	189	17

Loss before income tax provision	(1,654)	(2,202)
Income tax provision	69	82

Net loss	$(1,723)	$(2,284)

Net loss per share:
Basic	$(0.07)	$(0.10)
Diluted	$(0.07)	$(0.10)

Shares used in the calculation of net loss per share:
Basic	23,791	23,272
Diluted	23,791	23,272

BIOLASE TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share amounts)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$12,789	$14,676
Accounts receivable, less allowance of $1,207 and $1,357 in 2007 and 2006, respectively	12,286	15,193
Inventory, net	8,879	7,774
Prepaid expenses and other current assets	1,483	1,346

Total current assets	35,437	38,989

Property, plant and equipment, net	4,717	4,851
Intangible assets, net	1,379	1,469
Goodwill	2,926	2,926
Deferred tax asset	36	35
Other assets	309	308

Total assets	$44,804	$48,578

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,306	$7,699
Accrued liabilities	6,785	8,560
Deferred revenue, current portion	5,277	5,431

Total current liabilities	19,368	21,690
Deferred tax liabilities	290	271
Deferred revenue, long-term	3,861	4,278
Other liabilities, long-term	518	373

Total liabilities	24,037	26,612

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized, 25,771 and 25,741 shares issued and 23,808 and 23,777 shares outstanding in 2007 and 2006, respectively	26	26
Additional paid-in capital	111,973	111,415
Accumulated other comprehensive loss	230	108
Accumulated deficit	(75,063)	(73,184)

	37,166	38,365
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	20,767	21,966

Total liabilities and stockholders’ equity	$44,804	$48,578

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